EXHIBIT 99.1

AMERICAN REAL ESTATE ACQUISITION CORPORATION

(LOGO)

John D. Doe

9999 Capital Drive

Bigstate, BS 66666

_____________, 200__

Dear Investor,

Thank you for your interest in American Real Estate Acquisition Corporation's (“ AREC” ) Corporate CD program! Enclosed please find the prospectus that you requested, as well as an order form.

An AREC Corporate CDs may be a good way for you to add a fixed-rate investment to your overall portfolio.  As noted in the prospectus, we offer the following maturity terms with the specified rates:

5 year maturity:

  7%

7 year maturity:

  8%

10 year maturity:

 10%

To invest, follow the following steps:

1. Read the current prospectus carefully prior to investing.

2. Choose the rate and term that best suits your investment objectives.

3. Complete the Subscription Agreement and return it with your check made payable to "American Real Estate Acquisition Corporation" in the enclosed postage-paid envelope.

Again, we thank you for your interest. If you have any further questions, please call us toll-free at 1-800-____-_____.

Sincerely,

/s/ T. Douglas Renkemeyer -------------------------- T. Douglas Renkemeyer President

RATE COMPARISON

The following Rate Comparison chart illustrates the rate differences between our corporate CD’s, bank CD’s, and US treasury notes.  American Real Estate Acquisition Corporation intentionally sets its rates above market rates in order to offer a more competitive rate to the public.  Call our toll free number 800-___-____ for current rates.

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The information above reflects the rates for 5 year maturities for each category, as of the date of the Prospectus.  The rates illustrated for bank CDs were obtained from bankrate.com., and reflect the average rates in Albany, New York.